AMENDED AND RESTATED CHARTER
                                    OF
                          DTC COMMUNICATIONS CORP.

         Pursuant to the Tennessee Business Corporation Act ("TBCA"), the undersigned Corporation hereby amends and restates its Charter in its entirety and adopts the following as its Charter:

                                 ARTICLE I
                                   NAME

         The name of this Corporation is DTC Communications Corp.

                                 ARTICLE 2
            INITIAL REGISTERED OFFICE/AGENT AND PRINCIPAL OFFICE

         The address of the Corporation's registered office in the State of Tennessee is Tuke Yopp & Sweeney, PLC, Bank of America Plaza Suite 1100, 414 Union Street, Nashville, Davidson County, Tennessee 37219. The name of the registered agent at such address is Gary M. Brown. The Corporation's principal office is located at 111 High Street, Alexandria, DeKalb County, Tennessee 37012-0247.

                                 ARTICLE 3
                                INCORPORATOR

         The name and address of the incorporator is Christine L. Connolly, Tuke Yopp & Sweeney, PLC, Bank of America Plaza Suite 1100, 414 Union Street, Nashville, Tennessee 37219.

                                 ARTICLE 4
                                 FOR PROFIT

         The Corporation is for profit.

                                 ARTICLE 5
                                  POWERS

         The Corporation shall have the power and authority to carry on any business permitted by, and to have and exercise all of the powers and rights conferred by, the TBCA, as amended from time to time, or any successor provisions.

                                ARTICLE 6
                                 SHARES

         The maximum number of shares of stock that the Corporation shall have the authority to issue is one hundred ninety-nine million (199,000,000) shares of Class A Voting Common Stock, one million (1,000,000) shares of Class B Non-Voting Common Stock and twenty million (20,000,000) shares of Preferred Stock.

         6.1. The Class A Voting Common Stock shall have no par value per share, and when issued and outstanding, shall have unlimited voting rights, and shall be entitled to receive equally with the Class B Non-Voting Common Stock the net assets of the Corporation upon dissolution.



         6.2. The Class B Non-Voting Common Stock shall have no par value per share, and when issued and outstanding, shall have no voting rights, except as may be required by the TBCA as it exists on the date hereof, and shall be entitled to receive equally with the Class A Voting Common Stock the net assets of the Corporation upon dissolution.

         6.3. With respect to shares designated and classified as Preferred Stock, the Board of Directors of the Corporation, pursuant to Section 48-16-102 of the TBCA, are authorized to establish and to determine, in whole or in part, to the full extent permitted by Tennessee law and within the limits set forth in Section 48-16-101 of the TBCA, the preferences, limitations and relative rights of the Preferred Stock or any series of Preferred Stock. The Board of Directors may authorize one or more series of Preferred Stock with preferences, limitations and relative rights, including, but not limited to:
(i) special, conditional or limited voting rights, or no right to vote, except to the extent limits or conditions are prohibited by the TBCA; (ii) characteristics as redeemable or convertible; (iii) distributions to the shareholders calculated in any manner, including, but not limited to, dividends that may be cumulative, noncumulative, or partially cumulative;
(iv) preferences over any class of shares with respect to distributions, including, but not limited to, dividends and distributions, upon dissolution of the Corporation; or (v) specification and changes in the specification of par values. In accordance with Section 48-16-101 of the TBCA, the foregoing list of designations, preferences, limitations and relative rights is not exhaustive.

         6.4. Before issuing any shares or any series of Preferred Stock pursuant to Article 6.3 of this Charter, the Corporation must deliver to the Secretary of State of the State of Tennessee for filing articles of amendment, which are effective without shareholder action, that set forth:
(i) the name of the Corporation; (ii) the text of the amendment fixing the terms of the class or series of shares; (iii) a statement that the amendment was duly adopted by the Board of Directors; and (iv) the date it was adopted.

         6.5. The Board of Directors may declare and issue a share dividend consisting of one class or series of stock of the Corporation with respect to the shares of the same or another class or series of stock of the Corporation.

                                 ARTICLE 7
                      AMENDMENT OF CHARTER AND BYLAWS

         7.1. This Charter and any Article contained herein may be amended, altered, changed or repealed in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, any reduction in the maximum number of shares the Corporation may issue under Article 6 of this Charter and any amendment, alteration, change or repeal of Articles 6.3, 7, 8, 10 or 11 of this Charter may only be taken by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of the Corporation's outstanding capital stock entitled to vote on such matters, voting together as a single class (it being understood that for purposes of this Article 7, each share of voting stock shall be entitled to the number of votes granted to it by law or pursuant to Article 6 of this Charter), unless such amendment, alteration, change or repeal has previously been expressly approved by the Board of Directors by the affirmative vote or consent of at least sixty-six and two-thirds percent (66-2/3%) of the number of directors then in office. In addition, and notwithstanding the foregoing, Article 9 of this Charter only may be amended, altered, changed or repealed as provided in
Article 9.4.

         7.2. The Board of Directors shall have the power to make, amend, alter, change or repeal the by-laws (except in so far as the by-laws adopted by the shareholders shall otherwise provide). Any by-laws made by the directors under the powers conferred hereby may be amended, altered, changed or

                                     2

repealed by the directors or by the shareholders. Notwithstanding the foregoing or anything contained in this Charter to the contrary, Section 2.2 of Article 2, Sections 4.4 and 4.5 of Article 4, Sections 6.7 and 6.8 of
Article 6, Article 9 and Article 12 of the by-laws (or the successor provisions to such sections of the by-laws) shall not be amended, altered, changed or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least eighty percent (80%) of the shares of the Corporation's outstanding capital stock entitled to vote, voting together as a single class (it being understood that for purposes of this Article 7, each share of voting stock shall be entitled to the number of votes granted to it by law or pursuant to Article 6 of this Charter), unless such amendment, alteration, change or repeal has previously been expressly approved by the Board of Directors by the affirmative vote or consent of at least sixty-six and two-thirds percent (66-2/3%) of the number of directors then in office.

                                ARTICLE 8
                                DIRECTORS

         8.1. The number of directors to constitute the Board of Directors shall be fixed, from time to time, at not less than one (1) nor more than fifteen (15), by resolution of the Board of Directors adopted by the vote or consent of at least sixty-six and two-thirds percent (66-2/3%) of the number of directors then in office. The directors shall be divided into three classes: Class I, Class II and Class III; and the number of directors in such classes shall be as nearly equal as possible. The term of office of the initial Class I directors shall expire at the annual meeting of shareholders of the Corporation in 2000; the term of office of the initial Class II directors shall expire at the annual meeting of shareholders of the Corporation in 2001; and the term of office of the initial Class III directors shall expire at the annual meeting of shareholders of the Corporation in 2002; or in each case until their respective successors were duly elected and qualified. At each annual election held after 2000 the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term of three (3) years expiring at the third succeeding annual meeting or thereafter until their respective successors are duly elected and qualified. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

         8.2. Any vacancy on the Board of Directors (whether such vacancy is caused by death, resignation or removal for cause, or is the result of a newly created directorship) shall be filled by a majority of the directors then in office. Any director elected to fill a vacancy in any class (whether such vacancy is caused by death, resignation or removal for cause, or it the result of an increase in the number of directors in such class) shall hold office for a term which shall expire with the term of the directors in such class.

         8.3. No director may be removed without cause from office during such director's term of office. At a meeting called expressly for that purpose, any director may be removed by the shareholders for cause by the affirmative vote of the holders of at least eighty percent (80%) of the shares entitled to vote at an election of directors, voting together as a class.

                              ARTICLE 9
                        BUSINESS COMBINATIONS

         9.1. In addition to any affirmative vote required by law, this Charter or the by-laws of the Corporation, and except as otherwise expressly provided in Article 9.2 of this Charter, a Business Combination (as hereinafter defined) may not be consummated or effected unless such transaction shall first have received the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Corporation, voting together as a single class (the

                                     3

"Voting Stock") (it being understood that for the purposes of this Article 9, each share of Voting Stock shall be entitled to the number of votes granted to it by law or pursuant to Article 6 of this Charter). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by or pursuant to law, this Charter, the by-laws or any agreement.

         9.2. Article 9.1 of this Charter shall not be applicable to a Business Combination, and such Business Combination shall require only the affirmative vote (if any) as required by law or otherwise, if the Business Combination shall have been expressly approved by the affirmative vote or consent of at least sixty-six and two-thirds percent (66-2/3%) of the Continuing Directors (as hereinafter defined). In determining whether or not to approve any such Business Combination, the Board of Directors shall give due consideration to all factors the Board may consider relevant, including, but not limited to:

                         (a) the legal and economic effects on the customers of the Corporation and its subsidiaries, on the communities and geographic areas in which the Corporation and its subsidiaries operate or are located, and on any of the businesses and properties of the Corporation and its subsidiaries; and

                         (b) the adequacy of the consideration offered in relation not only to the current market price of the outstanding securities of the Corporation, but also to the current value of the Corporation in a freely negotiated transaction and the Board of Directors' estimate of the future value of the Corporation (including, but not limited to, the unrealized value of its properties and assets) as an independent going concern.

         9.3.    For the purposes of this Article 9:

                 (a)     A "Business Combination" shall mean:

                         (1) any merger, consolidation or exchange of shares of capital stock of the Corporation or any Subsidiary (as hereinafter defined) with or into any Interested Person (as hereinafter defined) or any other corporation or entity (whether or not it is an Interested Person) which is, or after such merger, consolidation or exchange of shares would be, an Interested Person or an Affiliate (as hereinafter defined) of an Interested Person, regardless of the surviving entity;

                         (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Interested Person of any Affiliate of any Interested Person (in a single transaction or a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of the Corporation or of any Subsidiary, or both;

                         (3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or any Subsidiary (in a single transaction or a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of an Interested Person or any Affiliate of an Interested Person, or both;

                         (4) any issuance or transfer by the Corporation or any Subsidiary of any securities of the Corporation or any Subsidiary to an Interested Person or any Affiliate of an Interested Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Corporation);


                                    4


                         (5) any acquisition by the Corporation or any Subsidiary, other than in the ordinary course of business, of any securities of an Interested Person or any Affiliate of an Interested Person;

                         (6) any recapitalization or reclassification of shares of any class of capital stock of the Corporation or any Subsidiary, or any merger or consolidation of the Corporation with any Subsidiary (whether or not involving an Interested Person), which transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of capital stock of the Corporation (or any securities convertible into any class of such capital stock) with respect to which an Interested Person or an Affiliate of an Interested Person is the Beneficial Owner (as hereinafter defined);

                         (7)      any merger or consolidation of the
                 Corporation with any Subsidiary, if the provisions of this
                 Article 9 shall not be contained in the charter of the surviving entity;

                         (8) any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Person of an Affiliate of an Interested Person; or

                         (9) any agreement, contract, plan, proposal or other arrangement providing for any of the foregoing.

                 (b) An "Interested Person" shall mean any individual, partnership, firm, corporation or other entity (other than the Corporation or any Subsidiary, or any profit-sharing employee stock ownership or other employee benefit plan established by the Corporation or any Subsidiary, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity) who or which, directly or indirectly, together with any of his or its Affiliates and Associates (as hereinafter defined), is, or at any time within the one-year period immediately prior to the date in question was, the Beneficial Owner of five percent (5%) or more of the voting power of the outstanding Voting Stock (it being understood that for the purposes of this Article 9, each share of the Voting Stock shall be entitled to the number of votes granted to it by law or pursuant to
         Article 6 of this Charter).

                 (c) A "Subsidiary" shall mean any corporation of which a majority of its capital stock is directly or indirectly owned by the Corporation.

                 (d) The term "Beneficial Owner" shall have the meaning ascribed to such term by Rule 13d-3 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                 (e) The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                 (f) The term "Continuing Director" shall mean any member of the Board of Directors of the Corporation, while such person is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Person and was a member of the Board prior to the time that the Interested Person became an Interested Person, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Affiliate or


                                    5

         Associate or representative of the Interested Person and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

         9.4. Notwithstanding any other provision of this Charter or the by-laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Charter or the by-laws of the Corporation), the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to make, alter, amend, change, add to or repeal any provisions inconsistent with this Article 9; provided, however, that such eighty percent (80%) vote shall not be required for any amendment, repeal or addition unanimously recommended by the Board if not less than three-fourths of those directors who have voted in favor thereof are persons who would be eligible to serve as Continuing Directors.

                              ARTICLE 10
                     EXCULPATION; INDEMNIFICATION

         10.1. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) under Section 48-18-304 of the TBCA. If the TBCA later is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability initially provided in this Charter, shall be limited to the fullest extent permitted by the amended TBCA. This Article 11 shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Charter became effective, if such a limitation or elimination of liability of a director for those acts or omissions is prohibited by the TBCA as then in effect. Any repeal or modification of this Article 11 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         10.2.   (a)     The Corporation shall have the power to indemnify
         any director, officer, employee, agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, but not limited to, any employee benefit plan) to the fullest extent permitted by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), and such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the affected person.

                 (b) By action of the Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in amounts the Board of Directors deems appropriate, to protect itself and any director, officer, employee or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, but not limited to, any employee benefit plan) against any expense, liability or loss asserted against or incurred by such person in such capacity or arising out of such status (including, but not limited to, expenses, judgments, fines, any excise taxes assessed on a person with respect to any employee benefit plan, and amounts paid in settlement) to the fullest extent permitted by the TBCA as it exists or later may be amended, and whether or not the Corporation would have the

                                       6

         power to indemnify such person against such expense, liability or loss under the terms of any agreement or bylaw or the TBCA.

                               ARTICLE 11
                              SHAREHOLDERS

         11.1. Any action required or permitted to be taken by the shareholders of the Corporation shall be effected at a duly called annual or special meeting of shareholders.

         11.2. In addition to the ability of the Board of Directors to call a special meeting as provided in the Bylaws of this Corporation, the holders of at least twenty percent (20%) of all of the votes entitled to be cast on any issue to be considered at a proposed special meeting may sign, date and deliver to the Corporation's Secretary one (1) or more written demands for the special meeting describing the purpose or purposes for which it is to be held. Upon receipt by the Secretary of such a demand(s), the Secretary shall call a special meeting in accordance with the by-laws of the Corporation and Tennessee law.

         IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Charter of the Corporation in accordance with the laws of the State of Tennessee, does make, file and record this Amended and Restated Charter and does certify that the facts herein stated are true, as of this 21
                                                                           --
day of October, 1999.

                                    DTC COMMUNICATIONS CORP.


                                    By: /s/ Wayne Gassaway
                                        ------------------------
                                    Wayne Gassaway, Chief Executive Officer


                                     7


                                 CERTIFICATE


         Pursuant to Section 48-20-107 of the Tennessee Business Corporation Act, DTC Communications Corp. (the "Corporation") hereby certifies that the attached Amended and Restated Charter contains an amendment to the Charter requiring shareholder approval and that the Amended and Restated Charter was duly adopted by an action by joint written consent of the board of directors and sole shareholder of the Corporation on October 21, 1999.
                                                   --
         Witness my hand this 21 day of October, 1999.
                              --
                                    DTC COMMUNICATIONS CORP.



                                     By: /s/ Wayne Gassawy
                                         -------------------------

                                     Wayne Gassaway, Chief Executive Officer



                                     8